Exhibit 99.1

Celladon Corporation Announces Appointments of Dr. Peter Honig and Dr. Patrick Yang to its Board of Directors

SAN DIEGO, CA, March 3, 2014 – Celladon Corporation (NASDAQ: CLDN), a clinical-stage biotechnology company focused on developing novel therapies by applying its leadership position in the field of SERCA enzymes, today announced it has appointed Dr. Peter K. Honig and Dr. Patrick Y. Yang to its Board of Directors. The company also announced that concurrent with these appointments, Dr. Johan Kördel will step down from his current role as director.

“We believe the knowledge, insight and years of industry experience that Dr. Honig and Dr. Yang will bring to our board will be invaluable in successfully guiding the company over the next several years,” said Krisztina Zsebo Ph.D., President and CEO of Celladon Corporation.

“Both Peter and Pat bring decades of extensive industry experience at leading biotechnology and pharmaceutical organizations and we expect they will provide valuable contributions to the Board going forward. We also thank Johan for his contributions to Celladon over the past years,” added Michael Narachi, Chairman of the Board of Celladon Corporation.

Dr. Peter K. Honig currently serves as the Head of Global Regulatory Affairs at AstraZeneca, Inc., a global innovation-driven biopharmaceutical company specializing in the discovery, development, manufacturing and marketing of prescription medicines. Prior to this position, Dr. Honig served as Senior Vice President, Worldwide Regulatory Affairs and Product Safety at Merck & Company. Dr. Honig was Merck’s Vice President, Worldwide Product Safety and Quality Assurance. Prior to Merck, Dr. Honig held various positions at the FDA including Director of the Office of Drug Safety in the FDA’s Center for Drug Evaluation and Research. Dr. Honig received his B.A. in History from Columbia College of Columbia University, his M.D. from the Columbia College of Physicians & Surgeons and his M.P.H from Columbia University School of Public Health. Dr. Honig also serves as a director of Orexigen Therapeutics, Inc. (NASDAQ: OREX), a biopharmaceutical company focused on the treatment of obesity.

Dr. Patrick Yang recently retired from F. Hoffman-La Roche AG, a leading global pharmaceutical and diagnostics company, where he served as Global Head of Pharmaceutical Technical Operations based in Switzerland. In this role, Dr. Yang was responsible for Roche’s pharmaceutical and biotech manufacturing operations, process development, quality, regulatory, supply management, distribution, and procurement functions. Previously, Dr. Yang worked for Genentech, a leading biotechnology company, where his most recent position was Executive Vice President of Product Operations, responsible for Genentech’s manufacturing, engineering, process development, regulatory, quality, compliance, and supply chain management functions. Prior to Genentech, Dr. Yang held several leadership roles at Merck, including Vice President of Asia/Pacific Operations and Vice President of Supply Chain Management. He also previously worked at General Electric Co. and Life Systems, Inc. in research, development, and manufacturing operations.

Dr. Yang currently serves on the board of directors of Tesoro Corporation (NYSE: TSO), an independent refiner and marketer of petroleum products, and on the board of directors of Codexis, Inc. (NASDAQ:CDXS), a company in the development and production of custom industrial enzymes for use in the pharmaceutical, chemical and biofuel production.

About Celladon

We are a clinical-stage biotechnology company applying our leadership position in the field of calcium dysregulation by targeting SERCA enzymes to develop novel therapies for diseases with tremendous unmet medical needs. Sarco/endoplasmic reticulum Ca2+-ATPase, or SERCA, enzymes are a family of enzymes that play an integral part in the regulation of intra-cellular calcium in all human cells. Calcium dysregulation is implicated in a number of important and complex medical conditions and diseases, such as heart failure, which is a clinical syndrome characterized by poor heart function, resulting in inadequate blood flow to meet the body’s metabolic needs, as well as diabetes and neurodegenerative diseases. Our therapeutic portfolio for diseases characterized by SERCA enzyme deficiency includes both gene therapies and small molecule compounds. MYDICAR, our most advanced product candidate, uses gene therapy to target SERCA2a, which is an enzyme that becomes deficient in patients with heart failure. In addition, we have identified a number of potential first-in-class compounds addressing novel targets in diabetes and neurodegenerative diseases with our small molecule platform of SERCA2b modulators.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Celladon’s plans to research, develop and commercialize product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Celladon’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of conducting product development activities and clinical trials and obtaining regulatory approval to commercialize product candidates, as well as our reliance on third parties and the need to raise additional funding when needed in order to conduct our business. These and other risks and uncertainties are described more fully in Celladon’s filings with the Securities and Exchange Commission, including without limitation its Registration Statement on Form S-1 that was originally filed with the Securities and Exchange Commission on October 10, 2013, and the amendments thereto. All forward-looking statements contained in this press release speak only as of the date on which they were made. Celladon undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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For further information, please contact:

Fredrik Wiklund

Vice President, Corporate Development and Investor Relations

+1- 858-432-7215

fwiklund@celladon.net